Nelnet Reports Second Quarter 2019 Results

LINCOLN, Neb., August 8, 2019 - Nelnet (NYSE: NNI) today reported GAAP net income of $24.6 million, or $0.61 per share, for the second quarter of 2019, compared with GAAP net income of $49.4 million, or $1.21 per share, for the same period a year ago.

The decrease in GAAP net income for the three months ended June 30, 2019, compared with the same period in 2018, was due primarily to changes in fair values of derivative instruments used by the company to economically hedge its loan portfolio, but do not qualify for hedge accounting. The company recognized a net loss of $28.2 million, or $0.71 per share, related to changes in fair values of derivative instruments in 2019, compared with a net loss of $3.7 million, or $0.09 per share, in 2018. A decrease in interest rates during the second quarter of 2019 decreased the fair value of the company's derivative instruments.

Net income, excluding derivative market value adjustments1, was $52.8 million, or $1.32 per share, for the second quarter of 2019, compared with $53.2 million, or $1.30 per share, for the same period in 2018.

"We are pleased with the operating results and performance of our core businesses through the first half of 2019 and look forward to continuing our momentum by focusing on providing superior customer experiences, pursuing investment opportunities for diversification and growth, and recruiting and retaining talented team members," said Jeff Noordhoek, chief executive officer of Nelnet. “The integration of recent acquisitions has gone well and has positioned each company to serve their customers with great service. In addition, ALLO Communications completed major construction in Lincoln ahead of schedule and is experiencing strong demand for its products."

Nelnet operates four primary business segments, earning interest income on loans in its Asset Generation and Management segment and fee-based revenue in its Loan Servicing and Systems; Education Technology, Services, and Payment Processing; and Communications segments.

Asset Generation and Management (AGM)

Nelnet's average balance of loans in the second quarter of 2019 was $21.8 billion, compared with $23.0 billion for the same period in 2018. The company's AGM operating segment reported net interest income of $59.2 million for the three months ended June 30, 2019, compared with $56.8 million for the same period a year ago. Loan spread increased to 0.96 percent for the quarter ended June 30, 2019, compared with 0.90 percent for the same period in 2018.

The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. The company's AGM operating segment recognized income from derivative settlements of $13.0 million during the second quarter of 2019, compared with income of $22.1 million for the same period in 2018. Derivative settlements for each applicable period should be evaluated with the company's net interest income. Net interest income and derivative settlements totaled $72.2 million and $78.9 million in the second quarter of 2019 and 2018, respectively. Core loan spread,2 which includes the impact of derivative settlements, decreased to 1.21 percent for the quarter ended June 30, 2019, compared with 1.29 percent for the same period in 2018.

Provision for loan losses was $9.0 million and $3.5 million for the three months ended June 30, 2019 and 2018, respectively. For federally insured loans, the provision for loan losses was $2.0 million for each of the three months ended June 30, 2019 and 2018. Provision for loan losses for consumer loans increased to $7.0 million for the three months ended June 30, 2019, compared with $1.5 million for the same period in 2018, as a result of consumer loan purchases. The company purchased $114.6 million of consumer loans in the second quarter of 2019, compared with $14.2 million in 2018.
Loan Servicing and Systems

On February 7, 2018, the company acquired Great Lakes Educational Loan Services, Inc. (Great Lakes). The operating results of Great Lakes are included in the company's Loan Servicing and Systems segment from the date of acquisition.

1 Net income, excluding derivative market value adjustments, is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of non-GAAP to GAAP financial information.

2 Core loan spread is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of non-GAAP to GAAP financial information.

Revenue from the Loan Servicing and Systems segment was $114.0 million for the second quarter of 2019, compared with $114.5 million for the same period in 2018. As of June 30, 2019, the company was servicing $469.2 billion in government-owned, Federal Family Education Loan (FFEL) Program, private education, and consumer loans, compared with $470.7 billion of loans serviced by the company as of June 30, 2018.

For the three months ended June 30, 2019 and 2018, the before-tax operating margin from the Loan Servicing and Systems segment was 17.5 percent and 13.8 percent, respectively. The increase in operating margin was due primarily to efficiencies gained as a result of the completion of certain integration activities related to the Great Lakes acquisition.

Nelnet Servicing, LLC (Nelnet Servicing) and Great Lakes are two companies that have student loan servicing contracts awarded by the U.S. Department of Education's Office of Federal Student Aid (the Department) in June 2009 to provide servicing for loans owned by the Department. As of June 30, 2019, Nelnet Servicing was servicing $181.7 billion of student loans for 5.6 million borrowers under its contract, and Great Lakes was servicing $236.5 billion of student loans for 7.3 million borrowers under its contract. The servicing contracts with the Department previously provided for expiration on June 16, 2019. On May 15, 2019, Nelnet Servicing and Great Lakes each received a Modification of Contract from the Department pursuant to which the Department extended the expiration date of the current contracts to December 15, 2019.

The Department has a new federal student loan servicing contract procurement process in progress. On April 1, 2019 and August 1, 2019, the company responded to the transitional information technology platform and business processing outsourcing components, respectively. In addition, the company is part of a team that currently intends to respond to the third component (future state information technology platform), although there is no current published deadline. The company cannot predict the timing, nature, or outcome of these solicitations.

Education Technology, Services, and Payment Processing

On November 20, 2018, the company acquired Tuition Management Systems (TMS), a services company that offers tuition payment plans, billing services, payment technology solutions, and refund management to educational institutions. The TMS acquisition added 380 higher education schools and 170 K-12 schools to the company’s customer base. The results of TMS’ operations are reported in the company’s consolidated financial statements from the date of acquisition.
For the second quarter of 2019, revenue from the Education Technology, Services, and Payment Processing operating segment was $60.3 million, an increase of $11.6 million, or 24 percent, from the same period in 2018. The increase in revenue was due to the acquisition of TMS; growth in managed tuition payment plans, campus commerce customer transactions, and payments volume; and an increase in the number of customers using the operating segment's education and technology services.

For the three months ended June 30, 2019, before-tax operating margin (income before income taxes divided by net revenue) was 24.8 percent, compared with 19.8 percent for the same period of 2018. The increase in the before tax operating margin was due to operating leverage and cost reductions due to the company's decision in October 2018 to terminate its investment in a proprietary payment processing platform.
Communications

Revenue from ALLO Communications was $15.8 million for the second quarter of 2019, compared with $10.3 million for the same period in 2018. The number of households served as of June 30, 2019, was 42,760, an increase of 15,117, or 55 percent, from the number of households served as of June 30, 2018.

During the second quarter of 2019, ALLO announced plans to expand its network to Breckenridge, Colorado, increasing households in current markets and newly announced markets to almost 160,000, of which almost 133,000 are passed by ALLO's existing communications network as of June 30, 2019. ALLO plans to continue to increase market share and revenue in its existing markets and is currently evaluating opportunities to expand to other communities in the Midwest.

ALLO incurred capital expenditures of $15.0 million during the three months ended June 30, 2019. The company currently anticipates total network expenditures for the remainder of 2019 will be approximately $25 million; however, the amount of capital expenditures could change based on customer demand for ALLO's services.

For the second quarter of 2019, ALLO recognized a net loss of $4.9 million, compared with a net loss of $8.1 million for the same period in 2018. The decrease in ALLO's net loss in 2019 as compared to 2018 was primarily due to a decrease in interest expense. ALLO incurred $3.3 million of interest expense to Nelnet, Inc. (parent company) during the three-month period ended June 30, 2018. Subsequent to October 1, 2018, ALLO will not report interest expense in its income statement related to amounts contributed to ALLO from Nelnet, Inc. due to a recapitalization of ALLO. The company anticipates this operating segment will be dilutive to consolidated earnings as it continues to build and add customers to its network in Lincoln, Nebraska and other communities, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs.
ALLO's management uses earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)3 to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. For the second quarter of 2019, ALLO had positive EBITDA of $1.2 million, compared with negative EBITDA of $1.8 million for the same period in 2018.
Liquidity and Capital Activities

As of June 30, 2019, the company had $84.4 million in cash and cash equivalents and $52.9 million in available-for-sale investments, consisting primarily of student loan asset-backed securities. The company also has a $382.5 million unsecured line of credit. As of June 30, 2019, $260.0 million was outstanding on the line of credit and $122.5 million was available for future use.
On June 7, 2019, the company paid a premium of $1.4 million to extinguish $93.0 million of notes payable in one of its asset-backed securitizations (prior to the notes' contractual maturity). This transaction resulted in the release of $152.7 million of student loans and accrued interest receivable that were previously encumbered in the securitization. The company refinanced the student loans in its FFELP warehouse facilities, resulting in net cash proceeds of $57.5 million.
Subsequent to June 30, 2019, the company obtained consent from bond holders in five additional asset-backed securitizations to extinguish a total of approximately $579 million of notes payable in these transactions prior to their contractual maturity. These transactions will result in the release of approximately $909 million in student loans and accrued interest receivable during the third quarter of 2019 that were previously encumbered in the securitizations. To extinguish the notes, the company will pay a premium of approximately $13 million that will be expensed by the company in the third quarter of 2019. In addition, the company will write off approximately $2 million of debt issuance costs. In total, the company will recognize approximately $15 million in expenses in the third quarter of 2019 to extinguish these notes. Upon extinguishment of the notes payable throughout the third quarter, the company will obtain approximately $300 million in cash as the student loans are refinanced. The company currently anticipates using these proceeds to pay down the outstanding balance on its unsecured line of credit.
The company paid cash dividends of $7.2 million, or $0.18 per share, during the second quarter of 2019.

During the second quarter of 2019, the company repurchased 419,140 shares of Class A common stock for $23.7 million, or $56.50 per share. As of June 30, 2019, 4.8 million shares remained authorized for repurchase under the company's stock repurchase program.

The company intends to use its liquidity position to capitalize on market opportunities, including: FFEL Program, private education, and consumer loan acquisitions; strategic acquisitions and investments; expansion of ALLO's communications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the company's cash and investment balances.

Board of Directors Declares Third Quarter Dividend

The Nelnet Board of Directors declared a third quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.18 per share. The dividend will be paid on September 13, 2019 to shareholders of record at the close of business on August 30, 2019.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws. The words "anticipate," "continue," "expect," "future," "intend," "may," "plan," "scheduled," "will," and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: risks related to the company's loan portfolio, such as interest rate basis and repricing risk and

3 EBITDA is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of non-GAAP to GAAP financial information.

changes in levels of student loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of the expected benefits from the acquisitions of Great Lakes and TMS in 2018, and the ability to successfully integrate technology, shared services, and other activities and successfully maintain and increase allocated volumes of student loans serviced by Nelnet Servicing and Great Lakes under existing and any future servicing contracts with the Department, which current contracts accounted for 30 percent of the company's revenue in 2018; risks to the company related to the Department's initiatives to procure new contracts for federal student loan servicing, including the risk that the company or company teams may not be successful in obtaining contracts; risks related to the development by the company of a new student loan servicing platform, including risks as to whether the expected benefits from the new platform will be realized; the uncertain nature of expected benefits from FFEL Program, private education, and consumer loan purchases and initiatives to purchase additional FFEL Program, private education, and consumer loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for student loans; risks and uncertainties from changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFEL Program loan interest income and fee-based revenues due to the discontinuation of FFEL Program loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFEL Program environment; risks and uncertainties related to the ability of ALLO to successfully expand its fiber network and market share in existing service areas and additional communities and manage related construction risks; risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the company both within and outside of its historical core education-related businesses, as well as other strategic initiatives; cybersecurity risks, including potential disruptions to systems, disclosure of confidential information, and/or damage to reputation resulting from cyber-breaches; and changes in general economic and credit market conditions, including the availability of any relevant money-market index rate such as LIBOR or the relationship between the relevant money-market index rate and the rate at which the company's assets and liabilities are priced.

For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the second quarter ended June 30, 2019. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Non-GAAP Performance Measures

The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. Reconciliations of non-GAAP to GAAP financial information and a discussion of why the company believes providing this additional information is useful to investors, is provided in the "Non-GAAP Disclosures" section below.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Six months ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Interest income:
Loan interest	$238,222	242,333	223,371	480,555	421,094
Investment interest	8,566	8,253	5,818	16,819	10,952
Total interest income	246,788	250,586	229,189	497,374	432,046
Interest expense:
Interest on bonds and notes payable	186,963	191,770	171,450	378,733	306,999
Net interest income	59,825	58,816	57,739	118,641	125,047
Less provision for loan losses	9,000	7,000	3,500	16,000	7,500
Net interest income after provision for loan losses	50,825	51,816	54,239	102,641	117,547
Other income:
Loan servicing and systems revenue	113,985	114,898	114,545	228,883	214,687
Education technology, services, and payment processing revenue	60,342	79,159	48,742	139,502	108,963
Communications revenue	15,758	14,543	10,320	30,300	19,509
Other income	16,152	9,067	9,580	25,219	28,135
Derivative settlements, net	12,972	19,035	21,928	32,007	28,694
Derivative market value adjustments, net	(37,060)	(30,574)	(4,897)	(67,635)	55,135
Total other income	182,149	206,128	200,218	388,276	455,123
Cost of services:
Cost to provide education technology, services, and payment processing services	15,871	21,059	11,317	36,930	25,000
Cost to provide communications services	5,101	4,759	3,865	9,860	7,583
Total cost of services	20,972	25,818	15,182	46,790	32,583
Operating expenses:
Salaries and benefits	111,214	111,059	111,118	222,272	207,760
Depreciation and amortization	24,484	24,213	21,494	48,697	39,951
Loan servicing fees to third parties	3,156	2,893	3,204	6,049	6,341
Other expenses	42,261	40,923	40,409	83,184	73,826
Total operating expenses	181,115	179,088	176,225	360,202	327,878
Income before income taxes	30,887	53,038	63,050	83,925	212,209
Income tax expense	(6,209)	(11,391)	(13,511)	(17,600)	(49,487)
Net income	24,678	41,647	49,539	66,325	162,722
Net (income) loss attributable to noncontrolling interests	(59)	(56)	(104)	(115)	637
Net income attributable to Nelnet, Inc.	$24,619	41,591	49,435	66,210	163,359
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$0.61	1.03	1.21	1.65	3.99
Weighted average common shares outstanding - basic and diluted	40,050,065	40,373,295	40,886,617	40,210,787	40,918,396

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	June 30, 2019	December 31, 2018	June 30, 2018
Assets:
Loans receivable, net	$21,455,758	22,377,142	22,710,369
Cash, cash equivalents, investments, and notes receivable	306,336	370,717	324,514
Restricted cash	969,597	1,071,044	896,486
Goodwill and intangible assets, net	254,389	271,202	256,291
Other assets	1,233,720	1,130,863	1,021,584
Total assets	$24,219,800	25,220,968	25,209,244
Liabilities:
Bonds and notes payable	$21,294,192	22,218,740	22,468,364
Other liabilities	598,990	687,449	454,177
Total liabilities	21,893,182	22,906,189	22,922,541
Equity:
Total Nelnet, Inc. shareholders' equity	2,322,326	2,304,464	2,276,869
Noncontrolling interests	4,292	10,315	9,834
Total equity	2,326,618	2,314,779	2,286,703
Total liabilities and equity	$24,219,800	25,220,968	25,209,244
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.

Non-GAAP Disclosures
(Dollars in thousands, except share data)
(unaudited)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. The company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.

Net income, excluding derivative market value adjustments

	Three months ended June 30,
	2019	2018
GAAP net income attributable to Nelnet, Inc.	$24,619	49,435
Realized and unrealized derivative market value adjustments (a)	37,060	4,897
Net tax effect (b)	(8,894)	(1,175)
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$52,785	53,157

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$0.61	1.21
Realized and unrealized derivative market value adjustments (a)	0.93	0.12
Net tax effect (b)	(0.22)	(0.03)
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$1.32	1.30

(a)  "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives that do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms.

The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the company’s derivative transactions with the intent that each is economically effective; however, the company’s derivative instruments do not qualify for hedge accounting.  As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item.  Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility, primarily due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors.

(b) The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.

Core loan spread

The following table analyzes the loan spread on the company’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets. The spread amounts included in the following table are calculated by using the notional dollar values found in the "Net interest income, net of settlements on derivatives" table on the following page, divided by the average balance of loans or debt outstanding.

	Three months ended June 30,
	2019	2018
Variable loan yield, gross	5.00%	4.46%
Consolidation rebate fees	(0.84)	(0.85)
Discount accretion, net of premium and deferred origination costs amortization	0.02	0.04
Variable loan yield, net	4.18	3.65
Loan cost of funds - interest expense	(3.42)	(3.00)
Loan cost of funds - derivative settlements (a) (b)	0.02	0.05
Variable loan spread	0.78	0.70
Fixed rate floor income, gross	0.20	0.25
Fixed rate floor income - derivative settlements (a) (c)	0.23	0.34
Fixed rate floor income, net of settlements on derivatives	0.43	0.59
Core loan spread	1.21%	1.29%

Average balance of loans	$21,837,774	22,959,660
Average balance of debt outstanding	21,536,878	22,476,114

	Three months ended June 30,
	2019	2018
Core loan spread	1.21%	1.29%
Derivative settlements (1:3 basis swaps)	(0.02)	(0.05)
Derivative settlements (fixed rate floor income)	(0.23)	(0.34)
Loan spread	0.96%	0.90%

(a) Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the company’s net interest income (loan spread) as presented in this table.
(b) Derivative settlements include the net settlements received related to the company’s 1:3 basis swaps.
(c) Derivative settlements include the net settlements received related to the company’s floor income interest rate swaps.

Net interest income, net of settlements on derivatives
The following table summarizes the components of "net interest income" and "derivative settlements, net" from the company's Asset Generation and Management segment statements of income.

	Three months ended June 30,
	2019	2018
Variable interest income, gross	$271,983	255,029
Consolidation rebate fees	(45,647)	(48,525)
Discount accretion, net of premium and deferred origination costs amortization	1,046	2,413
Variable interest income, net	227,382	208,917
Interest on bonds and notes payable	(183,072)	(168,501)
Derivative settlements, net (a)	807	2,979
Variable loan interest margin, net of settlements on derivatives (a)	45,117	43,395
Fixed rate floor income, gross	10,840	14,453
Derivative settlements, net (a)	12,165	19,074
Fixed rate floor income, net of settlements on derivatives (a)	23,005	33,527
Core loan interest income (a)	68,122	76,922
Investment interest	5,073	3,138
Intercompany interest	(963)	(1,121)
Net interest income (net of settlements on derivatives) (a)	$72,232	78,939

(a) Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements on derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the company’s net interest income as presented in this table. Core loan interest income and net interest income (net of settlements on derivatives) are non-GAAP financial measures.

Earnings before interest, taxes, depreciation, and amortization (EBITDA)

A reconciliation of ALLO's GAAP net loss to earnings (loss) before net interest expense, income taxes, depreciation, and amortization, is provided below.

	Three months ended June 30,
	2019	2018
Net loss	$(4,932)	(8,082)
Net interest (income) expense	(1)	3,302
Income tax benefit	(1,558)	(2,552)
Depreciation and amortization	7,737	5,497
Earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)	$1,246	(1,835)

EBITDA is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The company reports EBITDA for ALLO because the company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP.